Exhibit 99.1

CĪON INVESTMENT CORPORATION INCREASES SHARE PRICE AND DECLARES CASH DISTRIBUTIONS

FOR IMMEDIATE RELEASE
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NEW YORK, NY (March 15, 2013) – On March 14, 2013, the board of directors of CĪON Investment Corporation, an ICON Investments company (“CĪON”), declared two regular semi-monthly cash distributions payable in April 2013.  Both distributions will be payable on April 1, 2013, the first, in the amount of $0.029546 per share, to shareholders of record as of March 15, 2013, and the second, at the increased rate of  $0.029721 per share, to shareholders of record as of March 31, 2013.

Due to an increase in CĪON's public offering price approved by the board of directors on March 14, 2013 from $10.13 per share to $10.19 per share, CĪON increased the amount of the semi-monthly cash distribution payable to shareholders of record from $0.029546 per share to $0.029721 per share to maintain its annual distribution yield at 7.00% (based on the $10.19 per share public offering price).  The increase in the public offering price will be effective as of CĪON's March 18, 2013 semi-monthly closing and first applied to subscriptions received from March 1, 2013 through March 15, 2013.

Certain Information About Distributions

The determination of the tax attributes of CĪON’s distributions is made annually as of the end of CĪON’s fiscal year based upon its taxable income and distributions paid, in each case, for the full year. Therefore, a determination as to the tax attributes of the distributions made on a quarterly basis may not be representative of the actual tax attributes for a full year. CĪON intends to update shareholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income. The actual tax characteristics of distributions to shareholders will be reported to shareholders annually on a Form 1099-DIV.

The payment of future distributions on CĪON’s common stock is subject to the discretion of the Board and applicable legal restrictions, and therefore, there can be no assurance as to the amount or timing of any such future distributions.

About CĪON Investment Corporation

CĪON is a middle-market loan fund that is structured as a publicly registered, unlisted business development company, or BDC.  CĪON offers individual investors the opportunity to invest primarily in the senior-secured debt of private U.S. middle market companies.  CĪON leverages the experience of its adviser – CĪON Investment Management, LLC, an ICON Investments company – and its sub-adviser – Apollo Investment Management, L.P., a subsidiary of Apollo Global Management, LLC – to meet its investment objective of generating current income and, to a lesser extent, long-term capital appreciation for its investors.  For more information, please visit www.cioninvestmentcorp.com.

About ICON

ICON Investments (“ICON”)  provides innovative alternative investment solutions to individual and institutional investors through publicly-registered programs, private funds, and separately managed accounts.  As part of its business strategy, ICON has a growing suite of integrated alternative solutions for the intermediary channel, which currently includes: ICON ECI Fund 15, ICON Oil & Gas Fund, and CĪON.  ICON and its affiliates have managed investments for more than 58,000 investors and made more than $4.3 billion in total investments. ICON distributes its current sponsored offerings through its affiliated dealer manager, ICON Securities, LLC.  For more information, please visit www.iconinvestments.com.

About Apollo

Apollo Global Management, LLC together with its subsidiaries (“Apollo”) is a leading global alternative investment manager with offices in New York, Houston, Los Angeles, London, Frankfurt, Luxembourg, Singapore, Mumbai and Hong Kong. Apollo had assets under management of approximately $113 billion as of December 31, 2012, in private equity, credit and real estate funds invested across a core group of nine industries where Apollo has considerable knowledge and resources. For more information about Apollo, please visit www.agm.com.

Forward Looking Statements

The information in this press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are identified by words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” and variations of these words and similar expressions, including references to assumptions and forecasts of future results. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.  CĪON undertakes no obligation to update any forward-looking statements contained herein to conform the statements to actual results or changes in its expectations.

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